Press Release

Hythiam Contact:	Investment Community:	Media Relations:
Sanjay Sabnani SVP, Strategic Development (310) 444-5335 ssabnani@hythiam.com	Tony Schor Investor Awareness, Inc. (847) 945-2222 tony@investorawareness.com	Erin Mitchell RLM Public Relations (212) 741-5106 x 233 erin@RLMpr.com

HYTHIAM ANNOUNCES FOURTH QUARTER AND 2005 YEAR-END RESULTS

Management Forecasts Q1 2006 Revenues to Increase
Approximately 70% from $370,000 in Q4

LOS ANGELES, CALIF. —March 16, 2006—Hythiam, Inc. (NASDAQ:HYTM), a healthcare services management company licensing the PROMETA™ physiological protocols designed to treat alcohol, methamphetamine and cocaine dependence, today announced financial results for the fourth quarter and fiscal year-ended December 31, 2005.

For the fourth quarter, the Company reported revenues of $370,000, compared to revenues of $79,000 in the fourth quarter of 2004. The increase was driven by revenues earned from licensee sites which completed treatment of a total of 63 patients compared to 15 treatments in the year ago fourth quarter. In the fourth quarter of 2005, there were 11 operational licensee sites contributing to revenues at some level, compared to just three sites in the same period last year. In the fourth quarter of 2005, Hythiam entered into licensing agreements with physicians and healthcare providers for nine new sites, bringing the total number of licensed sites to 32 at December 31, 2005. The net loss in the fourth quarter of 2005 was $8.4 million, or $0.24 per share, compared to a net loss of $3.3 million, or $0.13 per share, in the same period last year. The net loss for the fiscal 2005 fourth quarter included non-cash charges for depreciation, amortization and stock-based expense of $307,000 compared to $704,000 for similar expenses in the year-earlier period.

For the year-ended December 31, 2005, revenues were $1.2 million, compared to $192,000 in 2004. The Company reported a net loss of $24 million, or $0.77 per share, compared to a net loss of $11.8 million, or $0.47 per share, in 2004. The net loss for the fiscal year 2005 included $2.6 million in non-cash charges for depreciation, amortization and stock-based expense, compared to $1.8 million for the same period last year. As of December 31st, 2005 the Company had cash, cash equivalents, and marketable securities of approximately $47 million and stockholder’s equity of $49.7 million.

“This year, Hythiam achieved a significant milestone as we went from a development stage company to an operational company,” said Terren S. Peizer, Hythiam’s Chairman and CEO. “We entered 2005 with stated goals of establishing a footprint of between 30 to 40 licensed sites throughout the country. We also committed to initiating relationships with governmental third party payors beginning with drug courts and the criminal justice system. Furthermore, we stated a goal of attracting scientific interest in PROMETA, and committed to generating data toward our goal of setting the benchmark by which other addiction treatments would be measured. I am pleased to announce that we achieved or exceeded all of those goals.

Peizer continued, “We ended the year with a PROMETA licensee network comprised of 32 contracted locations. We also initiated our branding and market research in anticipation of a 2006 launch. The PROMETA protocols were successful in attracting the attention of key opinion leaders in the field of substance dependence, including leading substance dependence researchers such as UCLA’s Dr. Walter Ling and University of South Carolina’s Dr. Raymond Anton, among others. In addition, Dr. Harold Urschel, a leading addiction psychiatrist and clinical investigator, initiated a 50 person controlled study on PROMETA for methamphetamine dependence. I am excited to report that this study will be completed in April. Favorable results in this difficult, outpatient setting would demonstrate PROMETA’s value to treatment providers and patients alike. We also believe such results would play an important role in increasing awareness of PROMETA through our consumer marketing activities and in accelerating reimbursement among public and private third party payors.

“In the public sector, we recently announced state level commercial pilots with the states of Washington and Idaho,” continued Peizer. “These pilots are being funded by the respective states, and overseeing the pilots are the Department of Health and Welfare for Idaho and Washington State’s Department of Social Health and Welfare. These agencies are the key regulatory bodies for all state level healthcare decisions including Medicaid, county hospitals, and critical care. Additionally, we announced criminal justice pilots in Indiana and Louisiana in order to create a template of the judicial opportunity for Hythiam. In the private third party payor segment, we achieved two very notable milestones. First, we were invited to conduct a pharmacoeconomic evaluation of PROMETA for the treatment of alcoholism by a major East Coast managed care entity, and more recently we announced that we had been approved for reimbursement by a leading managed behavioral health organization. We expect that these opportunities will pave the way for widespread adoption of PROMETA as a critical alternative in the management of substance dependency.”

Revenue Guidance:

The Company expects revenue for the first quarter of fiscal 2006 to increase approximately 70% from the fiscal fourth quarter of 2005, based upon approximately 18 contributing sites. Hythiam anticipates net cash outflow for the first quarter to approximate $9.5 million, including approximately $900,000 for research and development.

Interested parties are invited to listen to the conference call today at 2 PM P.T. live over the Internet at http://www.hythiam.com or http://www.vcall.com to review the financial results for the fiscal year-ended December 31, 2005, and to discuss the prospects for the first quarter ending March 31, 2006, followed by a Q&A session. The call is also available by dialing toll free (877) 407-9205, or for international callers 201-689-8054. A replay of the webcast will be available after the call on http://www.hythiam.com or http://www.vcall.com. A telephonic replay will also be available until 11:59 p.m. PT on March 20, 2006 by dialing 877-660-6853 or 201-612-7415, and entering account number 286 and the conference code 194241.

About PROMETA™
Hythiam’s PROMETA treatment protocols are designed for use by healthcare providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamines, as well as combinations of these drugs. The PROMETA protocols include medically supervised procedures designed to address both the neurochemical imbalances in the brain and some of the nutritional deficits caused or worsened by substance dependence. Changes in brain chemistry and function play an important role in the physical and behavioral symptoms of substance dependence, including tolerance, withdrawal symptoms, craving and relapse. The PROMETA protocols also provide for one-month of prescription medication and nutritional supplements, combined with psychosocial or other recovery-oriented therapy chosen by the patient in conjunction with their treatment provider. As a result, PROMETA represents an innovative approach to managing alcohol, cocaine or methamphetamine dependence that is designed to address physiological, nutritional and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery.

About Hythiam, Inc.
Hythiam® researches, develops, licenses and commercializes innovative physiological treatment protocols that seek to address substance dependence. Additionally, Hythiam provides proprietary administrative services to assist physicians and facilities with staff education, marketing and sales support, and outcomes tracking for data analysis. For further information, please click on www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Hythiam, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)
Revenues	$370	$79	$1,164	$192
Operating Expenses:
Salaries and benefits	2,887	1,123	9,247	5,117
Research and development	1,477	117	2,646	177
Other operating expenses	4,522	1,958	13,264	6,173
Depreciation and amortization	254	214	879	670

Total operating expenses	9,140	3,412	26,036	12,137

Loss from operations	(8,770)	(3,333)	(24,872)	(11,945)
Interest income	347	55	834	171

Loss before provision for income taxes	(8,423)	(3,278)	(24,038)	(11,774)
Provision for income taxes	-	-	-	1

Net loss	$(8,423)	$(3,278)	$(24,038)	$(11,775)

Basic and diluted net loss per share	$(0.24)	$(0.13)	$(0.77)	$(0.47)

Weighted number of shares outstanding	35,232	25,650	31,173	24,877

Hythiam, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2005	2004
ASSETS
Cash and equivalents	$3,417	$4,000
Marketable securities	43,583	23,479
Restricted cash	44	—
Receivables, net	249	168
Other current assets	427	446
Property and equipment, net	3,498	2,424
Intellectual property, net	2,733	3,080
Other assets	511	365

Total Assets	$54,462	$33,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$4,235	$1,764
Long-term liabilities	488	364
Stockholders’ equity	49,739	31,834

Total Liabilities and Stockholders’ Equity	$54,462	$33,962